EX-FILING FEES

Calculation of Filing Fee Table

FORM 424B2

NOMURA HORUDINGUSU KABUSHIKI KAISHA

(Exact Name of Registrant as Specified in Its Charter)

NOMURA HOLDINGS, INC.

(Translation of registrant’s name into English)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Non-Convertible Debt	$600,000,000 5.709% Senior Notes due 2026	457(r)	$600,000,000	100.000%	$600,000,000	0.0001102	$66,120

Fees to Be Paid	Non-Convertible Debt	$550,000,000 5.842% Senior Notes due 2028	457(r)	$550,000,000	100.000%	$550,000,000	0.0001102	$60,610

Fees to Be Paid	Non-Convertible Debt	$750,000,000 6.181% Senior Notes due 2033	457(r)	$750,000,000	100.000%	$750,000,000	0.0001102	$82,650

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

	Total Offering Amounts					$1,900,000,000		$209,380

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$209,380